EXHIBIT 21.1

List of Material Subsidiaries of Guitar Center, Inc. as of December 31, 2010

Name:	Jurisdiction:	Other trade names:
Guitar Center Stores, Inc.	Delaware
Musician’s Friend, Inc.	Delaware	Woodwind & Brasswind
Music123, Inc.	Delaware